Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release: Contact:	Immediate William Hitselberger (215) 665-5046

PMA Capital Announces First Quarter 2005 Results

Blue Bell, PA, May 4, 2005 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the first quarter of 2005. PMA Capital had a net loss of $20.6 million, or 65 cents per share, compared to net income of $12.2 million, or 35 cents per diluted share, for the same period last year. Total assets were $3.3 billion as of both March 31, 2005 and December 31, 2004. Shareholders’ equity was $413.9 million as of March 31, 2005, compared with $445.5 million as of December 31, 2004. Book value per share was $13.00 as of March 31, 2005, compared to $14.06 at year-end 2004.

The net loss for the first quarter of 2005 included an after-tax charge of $23 million ($30 million pre-tax), or 73 cents per share, for prior year loss development at the Run-off Operations. The charge is primarily related to construction defects business from accident years 1998 to 2001 written by our former excess and surplus lines operation and pro rata professional liability reinsurance business from accident years 1997 to 2001.

Results for the first quarter of 2005 included after-tax net realized investment gains of $1.9 million, or six cents per share, compared to $5.6 million, or 15 cents per diluted share, for the same period last year. After-tax net realized investment gains for 2005 included $1.6 million for the decrease in the fair value of the derivative component of our 6.50% Convertible Debt. The dilutive effect of our convertible debt reduced net income by four cents per share in 2004, while not affecting 2005 results.

Consolidated revenues were $107.4 million for the first quarter of 2005, compared to $237.4 million for the same period in 2004, primarily due to lower net premiums earned resulting from the run-off of our reinsurance business and, to a lesser extent, lower earned premiums at The PMA Insurance Group.

The PMA Insurance Group’s A.M. Best financial strength rating was restored to A- (Excellent) on November 15, 2004. We expect to see this ratings change result in increased written premiums as the year progresses, compared to 2004. We expect the increase in direct premiums written for the full year will be between 5% and 7%, compared to 2004.

Vincent T. Donnelly, President and Chief Executive Officer, commented, “In the first quarter of 2005, we saw an increase in claim activity on construction defects business written by our former excess and surplus lines operation. We have reserved 100% of the policy liability limits plus an increased provision for defense costs for losses associated with a specific group of six policies that account for a majority of this higher than expected claim activity, and we have increased reserves on the other construction defects policies that have not had the same level of claim activity. We also saw an increase in reported losses and continued volatility in pro rata professional liability business written by our former reinsurance operation. The adverse development cover that we purchased in 2004 limited the effect of the reserve charge on our statutory capital to $6.7 million. We will recognize the benefit of this reinsurance on a GAAP basis in future periods as the losses are settled. We intend to seek to reduce our capital commitment to the Run-off Operations in 2006.”

Mr. Donnelly continued, “The PMA Insurance Group was profitable during the first quarter of 2005. We wrote more new business at The PMA Insurance Group, with new business increasing to $24.0 million in the first quarter of 2005 from $16.6 million in the first quarter of last year. Our renewal retention rate in the first quarter of 2005 was comparable to the rate for the same period last year. Our written premiums in the first quarter were affected by the loss of a large account in January and the fact that the November 15, 2004 restoration of the A- financial strength rating was relatively late for January 1 renewals. We were pleased to see, however, that our retention rates improved significantly as the first quarter progressed and such improvement continued through April, and we enter the second quarter with positive momentum in both new and renewal business.”

Financial Condition

The decreases in shareholders’ equity and book value per share are primarily due to the net loss in the quarter and lower net unrealized gains on our investment portfolio. Net unrealized holding gains were $1.5 million, or five cents per share, as of March 31, 2005, compared to $13.6 million, or 43 cents per share, at year-end 2004, mainly due to higher market interest rates. At March 31, 2005, we had $20.6 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

As of March 31, 2005, our total outstanding debt had decreased to $211.8 million, compared to $214.5 million at December 31, 2004, due to the change in the fair value of the derivative component of the convertible debt during 2005. The components of our debt as of March 31, 2005 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible debt	$99,140	2022	[1]
Derivative component of 6.50% Convertible debt	10,658
4.25% Convertible debt[2]	655	2022
8.50% Senior notes	57,500	2018
Trust preferred debt	43,816	2033
Total long-term debt	$211,769

(1)
Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share for $84.1 million principal amount and $15.891 for $15.0 million principal amount.

(2)	We retired $270,000 of this debt through open market purchases in the first quarter of 2005. This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.

The PMA Insurance Group had statutory surplus of $298.7 million at March 31, 2005, compared to $300.0 million at December 31, 2004. The PMA Insurance Group has the ability to pay $23.5 million in dividends during 2005 without the prior approval of the Pennsylvania Insurance Department. The statutory surplus of PMA Capital Insurance Company, PMA Capital Corporation’s directly held reinsurance subsidiary, was $218.3 million at March 31, 2005, compared to $224.5 million at December 31, 2004.

Segment Operating Results

Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States of America (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

A reconciliation of our segment operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended
	March 31,
(in thousands)	2005	2004
Pre-tax operating income (loss):
The PMA Insurance Group	$6,612	$6,559
Run-off Operations	(29,646)	8,946
Corporate & Other	(6,167)	(5,312)
Net realized investment gains	2,983	8,600
Pre-tax income (loss)	(26,218)	18,793
Income tax expense (benefit)	(5,667)	6,640
Net income (loss)	$(20,551)	$12,153

The PMA Insurance Group

The PMA Insurance Group had pre-tax operating income of $6.6 million for the first quarters of both 2005 and 2004.

Net premiums written were $105.5 million for the first quarter of 2005, compared to $135.3 million for the first quarter last year. We wrote $24.0 million of new business in the first quarter of 2005, up from $16.6 million for the same period last year. Our renewal retention rate on existing workers’ compensation accounts was 62% for the first quarter of 2005, essentially flat compared to the first quarter of 2004. The flat retention rate was mainly due to the loss of a large account in January that switched brokers, which reduced the retention rate by approximately eight points. In addition, the restoration of our A- rating in mid-November 2004 occurred relatively late for January 1 renewals. However, retention rates improved significantly as the first quarter progressed and such improvement continued through April. The PMA Insurance Group continues to obtain price increases in all commercial lines of business, with average workers’ compensation rate increases of approximately 6% so far in 2005.

The combined ratio on a GAAP basis was 103.4% for the first quarter of 2005, up moderately from 102.9% for the first quarter last year. The increase in the combined ratio for the first quarter of 2005, compared to the first quarter last year, primarily reflects an increase in the total expense ratio, partially offset by an improved loss and LAE ratio.

The increase in the total expense ratio in the first quarter of 2005, compared to the same period last year, is mainly due to the impact on the ratio of lower net premiums earned. The PMA Insurance Group has reduced overall expenses in the first quarter of 2005, compared to the first quarter last year. The improved loss and LAE ratio primarily reflects a better current accident year loss and LAE ratio. Price increases and payroll inflation have offset an increase in overall loss trends in workers' compensation. We estimate our medical cost inflation for 2005 to be approximately 11%. In addition, the loss ratio has benefited from our continued emphasis on managed care initiatives and a change in the geographic mix of our business.

Net investment income was $7.5 million for the first quarter of 2005, compared to $8.0 million for the same period of 2004, reflecting lower yields and a lower average invested asset base.

Run-off Operations

Run-off Operations includes the results of our former reinsurance and excess and surplus lines businesses.
The Run-off Operations had a pre-tax operating loss of $29.6 million for the first quarter of 2005, compared to pre-tax operating income of $8.9 million for the same period last year. Results for the first quarter of 2005 included a charge of $30 million for prior year loss development, primarily related to construction defects business from accident years 1998 to 2001 written by our former excess and surplus lines operation and pro rata professional liability business from accident years 1997 to 2001 written by our former reinsurance operation. Net premiums earned, losses and LAE, and acquisition and operating expenses decreased significantly in the first quarter of 2005, compared to 2004, due to our exit from the reinsurance business.

Corporate and Other

The Corporate and Other segment primarily includes corporate expenses, including debt service. Corporate and Other had a pre-tax operating loss of $6.2 million for the first quarter of 2005, compared to $5.3 million for the same period last year. Interest expense for the first quarter of 2005 increased by $1.0 million, compared to the same period last year, due to a higher average amount of debt outstanding and higher interest rates on our convertible debt.

Quiet Period

During the quarter, PMA Capital corporate representatives may reiterate the guidance provided in this release both publicly and in meetings with investors, analysts, the media and others. Beginning upon the close of business on July 15, 2005 until such time as PMA Capital releases its second quarter earnings release PMA Capital will observe a “quiet period.” From and after commencement of the quiet period, the guidance contained in this release should be considered historical, speaking as of prior to the quiet period only and not subject to update by PMA Capital. During the quiet period, our spokespersons will not comment on our financial results or expectations other than through a press release or other publicly available document.

Conference Call with Investors

As a reminder, we will hold a conference call with investors from 8:00 a.m. until 8:45 a.m. Eastern Time on Thursday, May 5th to review our first quarter 2005 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com. To access the webcast, enter the Investor Information section, click on News Releases and then click on the microphone icon labeled “Q1 2005 PMA Capital Corporation Earnings Conference Call.” Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
800-299-7098 (Domestic)	888-286-8010 (Domestic)
617-801-9715 (International)	617-801-6888 (International)
Passcode 97000283	Passcode 26451262

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 12:00 p.m. Eastern Time on Thursday, May 5th until 11:59 p.m. Eastern Time on June 5th.

Quarterly Statistical Supplement

Our First Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com . You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated May 4, 2005. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant additional liabilities;

•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•	our ability to increase the amount of new and renewal business written by The PMA Insurance Group at adequate prices;
•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy and collectibility of reinsurance that we purchased;
•	adequacy of reserves for claim liabilities;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•
regulatory changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers’ compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities and whether TRIA is extended beyond its December 31, 2005 termination date; and
•	other factors or uncertainties disclosed from time to time in our filings with the Securities and Exchange Commission.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended March 31,
(dollars in thousands)	2005	2004
Net premiums written:
The PMA Insurance Group	$105,474	$135,286
Run-off Operations	4,929	23,362
Corporate and Other	(194)	(150)
Consolidated net premiums written	$110,209	$158,498

Revenues:
Net premiums earned:
The PMA Insurance Group	$84,700	$131,650
Run-off Operations	3,217	74,769
Corporate and Other	(194)	(150)
Consolidated net premiums earned	87,723	206,269
Net investment income	11,712	16,758
Realized gains	2,983	8,600
Other revenues	4,954	5,738
Consolidated revenues	$107,372	$237,365

Components of net income (loss):
Pre-tax operating income (loss) (1):
The PMA Insurance Group	$6,612	$6,559
Run-off Operations	(29,646)	8,946
Corporate and Other	(6,167)	(5,312)
Realized gains	2,983	8,600
Pre-tax income (loss)	(26,218)	18,793
Income tax expense (benefit)	(5,667)	6,640
Net income (loss)	$(20,551)	$12,153

Weighted average common shares outstanding:
Basic	31,561,069	31,334,403
Diluted	31,561,069	36,644,561

(1)
Operating income (loss), which is GAAP net income(loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Condensed Consolidated Balance Sheets
(Unaudited)

	March 31,	December 31,
(in thousands, except per share data)	2005	2004
Assets:
Investments:
Fixed maturities available for sale	$1,283,406	$1,304,086
Short-term investments	60,325	123,746
Short-term investments, loaned securities collateral	102,620	-
Total investments	1,446,351	1,427,832

Cash	49,921	35,537
Accrued investment income	15,188	15,517
Premiums receivable	208,748	197,831
Reinsurance receivables	1,129,507	1,142,552
Deferred income taxes	98,714	86,501
Deferred acquisition costs	35,138	31,426
Funds held by reinsureds	146,674	142,064
Other assets	167,200	174,725
Total assets	$3,297,441	$3,253,985

Liabilities:
Unpaid losses and loss adjustment expenses	$2,077,599	$2,111,598
Unearned premiums	177,415	158,489
Debt	211,769	214,467
Accounts payable, accrued expenses
and other liabilities	196,875	196,744
Funds held under reinsurance treaties	112,712	121,234
Dividends to policyholders	4,580	5,977
Payable under securities loan agreements	102,603	25
Total liabilities	2,883,553	2,808,534

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	189,787	213,313
Accumulated other comprehensive loss	(14,116)	(1,959)
Treasury stock, at cost	(41,752)	(45,573)
Unearned restricted stock compensation	(452)	(751)
Total shareholders' equity	413,888	445,451
Total liabilities and shareholders' equity	$3,297,441	$3,253,985

Shareholders' equity per share	$13.00	$14.06

PMA Capital Corporation
GAAP Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in thousands, except per share data)	2005	2004

Gross premiums written	$121,313	$157,860

Net premiums written	$110,209	$158,498

Revenues:
Net premiums earned	$87,723	$206,269
Net investment income	11,712	16,758
Net realized investment gains	2,983	8,600
Other revenues	4,954	5,738
Total revenues	107,372	237,365

Expenses:
Losses and loss adjustment expenses	93,988	142,190
Acquisition expenses	18,671	47,235
Operating expenses	16,460	24,779
Dividends to policyholders	502	1,429
Interest expense	3,969	2,939
Total losses and expenses	133,590	218,572

Pre-tax income (loss)	(26,218)	18,793

Income tax expense (benefit):
Current	-	325
Deferred	(5,667)	6,315
Total income tax expense (benefit)	(5,667)	6,640

Net income (loss)	$(20,551)	$12,153

Net income (loss) per share:

Basic	$(0.65)	$0.39
Diluted	$(0.65)	$0.35